                                                                 Exhibit (a)(1)


                         WADDELL & REED FINANCIAL, INC.
                                OFFER TO EXCHANGE
                    OUTSTANDING UNEXERCISED OPTIONS HAVING AN
                  EXERCISE PRICE OF AT LEAST $25.4375 PER SHARE
                              FOR RESTRICTED STOCK


         THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., CENTRAL STANDARD TIME, ON MARCH 14, 2003, UNLESS THIS OFFER IS EXTENDED.

         Waddell & Reed Financial, Inc., which is referred to in this Offer to Exchange as "we," "us," or "Waddell & Reed," is offering its current employees, consultants, financial advisors and directors other than Keith A. Tucker, our Chairman of the Board and Chief Executive Officer, the opportunity to exchange their unexercised options to purchase our Class A Common Stock (whether vested or unvested) that have an exercise price of $25.4375 or greater (the "Eligible Options") issued under our 1998 Stock Incentive Plan, as amended and restated (the "Plan"), our 1998 Non-Employee Director Stock Option Plan, as amended, and our 1998 Executive Deferred Compensation Stock Option Plan, as amended and restated, for newly issued shares of our Class A Common Stock (the "Restricted Stock") issued pursuant to the Plan. You will not be required to pay for the shares of Restricted Stock granted to you. Your consideration for the shares of Restricted Stock will be in the form of Eligible Options that you tender and, in some cases, the waiver of the "stock option restoration program" provision in the options not exchanged. In addition, each of our division and district managers will be required to enter into a non-solicitation agreement with us in order to participate in the exchange.

         You may only tender all or none of your Eligible Options in the Offer. For each Eligible Option that you exchange, you will receive a number of shares of Restricted Stock that is dependent upon the exercise price of the option being exchanged as determined based on the following table:


                                                      NUMBER OF SHARES OF
                                                    RESTRICTED STOCK TO BE
EXERCISE PRICE OF ELIGIBLE OPTION            ISSUED PER SHARE SUBJECT TO OPTION
---------------------------------            -----------------------------------
        $25.4375                                             .2264
        $25.8700                                             .2591
        $26.7600                                             .2436
        $29.4600                                             .2113
        $29.6250                                             .2030
        $30.9600                                             .2053
        $31.1400                                             .2150
        $31.3000                                             .1977
        $31.6700                                             .2110
        $32.5000                                             .1832
        $32.6900                                             .2058
        $32.8100                                             .1955
        $33.5630                                             .1699
        $33.9380                                             .1747
        $34.1875                                             .1707

         We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). As described in more detail in this Offer to Exchange, the issuance of Restricted Stock to you will result in your recognition of taxable income. You may participate in this Offer if, as of the commencement date of this Offer and through the expiration date of this Offer, you are an employee, consultant or financial advisor of ours or our subsidiaries or are a member of our board of directors. Keith A. Tucker, our Chairman of the Board and Chief Executive Officer, is not eligible to participate in this Offer.

         This Offer is not conditioned upon a minimum number of options being tendered. This Offer is subject to the conditions described in section 6 of this Offer to Exchange.

         If you tender options for exchange as described in this Offer, we will issue Restricted Stock to you under the Plan. The shares of Restricted Stock issued to you will not be immediately transferable. The transfer restrictions will lapse as to one-third of your shares of Restricted Stock on each of the second, third and fourth anniversaries of the grant date of the shares of Restricted Stock.

         In general, the issuance of Restricted Stock to you will result in your recognition of taxable income. If you are one of our employees, you must either
(a) provide us with cash payment of the applicable federal, state and local income and employment withholding taxes, or (b) pursuant to the Plan, elect to have us satisfy the applicable federal, state and local income and employment withholding tax obligations, in which case we will purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of the tax obligations. If you are a non-employee member of our board of directors or one of our consultants or financial advisors, you are solely responsible to the appropriate taxing authorities for payment of your tax obligations arising in connection with this Offer, but you may elect to have us purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of your applicable federal, state and local tax obligations, in which case we will deliver the proceeds from the purchase of the shares to you and you will be responsible for submitting these proceeds, along with any amounts owed as a result of employment withholding tax obligations, to the appropriate taxing authorities.

         As of February 5, 2003, the Eligible Options entitled the holders to purchase 8,064,361 shares of our Class A Common Stock. Assuming all Eligible Options are surrendered for exchange, we would issue approximately 1,656,194 shares of Restricted Stock, or approximately 2.01% of our total shares outstanding following the issuance.

         All options accepted by us pursuant to this Offer will be cancelled. Following the cancellation, the shares formerly issuable upon exercise of the cancelled options will be available for reissuance under the Plan either as Restricted Stock pursuant to this Offer or other awards as allowed under the Plan.

         Shares of our Class A Common Stock are traded on the New York Stock Exchange under the symbol "WDR." On February 11, 2003, the closing price of the Class A Common Stock on the New York Stock Exchange was $16.83 per share. We recommend that you obtain current market quotations for our Class A Common Stock before deciding whether to tender your options.

         If, after reading this Offer, you have any questions about your rights in connection with the grant of Restricted Stock, please contact William D. Howey (913) 236-1902, Amy Goodman (913) 236-1906, Patti Hare (913) 236-1905, or
Karen Bulk (913) 236-2241, all located at Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202 (facsimile: (913) 236-1909).

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

                                    IMPORTANT

         If you wish to tender your Eligible Options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions and deliver it (by mail, fax or other paper delivery method) and any other required documents to Janae Hartl, Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202 (telephone: (913) 236-2391, facsimile: (913) 236-2379) on or before 11:59 p.m., Central Standard Time, on March 14, 2003.

         We are not making this Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any jurisdiction.

         We have not authorized any person to make any recommendations on our behalf as to whether you should tender or refrain from tendering your options pursuant to this Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS


SUMMARY TERM SHEET..............................................................................................  1
RISKS OF PARTICIPATING IN THIS OFFER............................................................................  7
THE OFFER.......................................................................................................  8
1.      Number of Shares of Restricted Stock; Expiration Date...................................................  8
2.      Purpose of this Offer...................................................................................  8
3.      Procedures for Tendering Options........................................................................  9
4.      Withdrawal Rights....................................................................................... 10
5.      Acceptance of Options for Exchange and Issuance of Restricted Stock..................................... 10
6.      Conditions of this Offer................................................................................ 11
7.      Price Range of Class A Common Stock..................................................................... 12
8.      Source and Amount of Consideration; Terms of Restricted Stock........................................... 13
9.      Information Concerning Waddell & Reed Financial, Inc.................................................... 15
10.     Interests of Directors and Officers; Transactions and Arrangements Concerning the Options............... 15
11.     Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer................... 16
12.     Legal Matters; Regulatory Approvals..................................................................... 16
13.     Material Federal Income Tax Consequences................................................................ 16
14.     Extension of Offer; Termination; Amendment.............................................................. 17
15.     Fees and Expenses....................................................................................... 18
16.     Additional Information.................................................................................. 18
17.     Miscellaneous........................................................................................... 19

       SCHEDULE A...............................................................................................A-1

                               SUMMARY TERM SHEET

         The following are answers to some questions that you may have about this Offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary and in the introduction preceding this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Exchange and the Letter of Transmittal. We have included references to the relevant sections of this Offer to Exchange where you can find more complete descriptions of the topics in this summary.

         WHY ARE YOU MAKING THIS OFFER?

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class A Common Stock. We believe these options are not sufficiently effective in retaining and providing incentives to our employees, consultants, financial advisors and board members. By making this offer to exchange these outstanding options for shares of Restricted Stock, we intend to provide our employees, consultants, financial advisors and board members with the benefit of holding our Class A Common Stock, which we believe will provide them with better incentives to maximize stockholder value. (Section 2)

         WHO IS ELIGIBLE TO PARTICIPATE IN THIS OFFER?

         You are eligible to participate in this Offer if you are a holder of options to purchase shares of our Class A Common Stock that were granted under our 1998 Stock Incentive Plan, as amended and restated (the "Plan"), our 1998 Non-Employee Director Stock Option Plan, as amended, and our 1998 Executive Deferred Compensation Stock Option Plan, as amended and restated, and, as of the commencement date of this Offer and through the expiration date of this Offer, you are our employee, consultant or financial advisor or are a member of our board of directors. Keith A Tucker, our Chairman of the Board and Chief Executive Officer, is not eligible to participate in this Offer. (Section 1)

         WHAT SECURITIES ARE YOU OFFERING TO EXCHANGE?

         We are offering to exchange any or all of the unexercised stock options to purchase shares of our Class A Common Stock (whether vested or unvested) that have an exercise price of $25.4375 or greater issued under the Plan, our 1998 Non-Employee Director Stock Option Plan, as amended, and our 1998 Executive Deferred Compensation Stock Option Plan, as amended and restated, to our employees, consultants, financial advisors and board members (the "Eligible Options"), other than options held by Keith A. Tucker, our Chairman of the Board and Chief Executive Officer. (Section 1)

         MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

         This Offer only pertains to stock options and does not apply in any way to shares purchased upon the exercise of stock options. If you have exercised a stock option, that option is no longer outstanding and is therefore not subject to this Offer.

         MAY I TENDER UNVESTED OPTIONS?

         Yes. You may tender your Eligible Options whether or not they are vested.

         AM I REQUIRED TO TENDER ANY OF MY ELIGIBLE OPTIONS?

         You are not required to tender any of your Eligible Options.
         (Section 5)

         AM I REQUIRED TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

         If you accept this Offer with respect to any Eligible Option, you must exchange all of your Eligible Options. You may not exchange only a portion of your Eligible Options. However, you are not required to exchange any of your Eligible Options. (Section 5)

         WHAT IS RESTRICTED STOCK?

         Unlike stock options, where the option holder has only a right to purchase shares of our Class A Common Stock at a certain price, when you receive Restricted Stock, you will become a holder of actual shares of our Class A Common Stock. These shares are considered "restricted" because they will be subject to restrictions on transfer until the restrictions lapse. Except for shares issued to some of our executive officers, the shares of Restricted Stock will not be subject to any forfeiture restrictions. The transfer restrictions will be set forth in a Restricted Stock Award agreement entered into between you and us. The transfer restrictions will lapse as to one-third of your shares of Restricted Stock on each of the second, third and fourth anniversaries of the grant date of the shares of Restricted Stock. Once the transfer restrictions on the shares of Restricted Stock have lapsed, those shares will be yours to transfer or sell as you desire, subject to applicable securities laws. (Section
8)

         HOW MANY SHARES OF RESTRICTED STOCK WILL I RECEIVE IN EXCHANGE FOR MY ELIGIBLE OPTIONS?

         For each Eligible Option that you exchange, you will receive a number of shares of Restricted Stock that is dependent upon the exercise price of the option being exchanged as determined based on the following table:


                                                       NUMBER OF SHARES OF
                                                     RESTRICTED STOCK TO BE
EXERCISE PRICE OF ELIGIBLE OPTION            ISSUED PER SHARE SUBJECT TO OPTION
---------------------------------            ----------------------------------
        $25.4375                                             .2264
        $25.8700                                             .2591
        $26.7600                                             .2436
        $29.4600                                             .2113
        $29.6250                                             .2030
        $30.9600                                             .2053
        $31.1400                                             .2150
        $31.3000                                             .1977
        $31.6700                                             .2110
        $32.5000                                             .1832
        $32.6900                                             .2058
        $32.8100                                             .1955
        $33.5630                                             .1699
        $33.9380                                             .1747
        $34.1875                                             .1707

         We will not issue any fractional shares of Restricted Stock in connection with this Offer. We will round down to the nearest whole share of Restricted Stock in determining the number of shares to be issued to each option holder. All shares of Restricted Stock issued in connection with this Offer will be issued under the Plan. The shares of Restricted Stock issued in connection with this Offer will be subject to the terms and conditions of the Plan and a Restricted Stock Award agreement between you and us. (Section 8)

         WHAT ARE THE CONDITIONS TO THIS OFFER?

         This Offer is not conditioned upon a minimum aggregate number of options being tendered. We may terminate or amend this Offer if certain events occur or have occurred. These events include any proceeding that challenges or that relates in any manner to this Offer, any action or regulation that could materially and adversely affect our business or prospects, any action or regulation that could materially impair the benefits that we hope to receive as a result of this Offer, any change that could affect the way in which we are accounting for this Offer, any significant change in the value of our stock, and any change that may be material to our business.

         As a condition to exchanging your Eligible Options you must waive the "stock option restoration program" provision contemplated in Section 5(n) of the Plan and in the applicable stock option agreement(s) with respect to your options that are not Eligible Options. The "stock option restoration program" feature of the options provides that, if payment on exercise of an option is made in the form of our Class A Common Stock, and the exercise occurs on or about August 1 of a given year, an additional option will automatically be granted to the option holder as of the date of exercise having an exercise price equal to the fair market value of the stock on the date of exercise of the prior option and covering a number of shares of our Class A Common Stock equal to the number of shares of stock used to pay the exercise price of the option plus the number of shares of Class A Common Stock, if any, withheld or sold to cover the statutory minimum income and employment taxes on such exercise. The waiver of this feature is a condition to exchanging Eligible Options because this feature has negative accounting consequences for us.

         As a condition to exchanging Eligible Options, our division and district managers must execute a Restricted Stock Award agreement that contains a non-solicitation agreement with us in the form provided with this Offer to Exchange. The non-solicitation agreement will provide that each of our division and district managers will not, while employed by us and for a period of two years after the end of his or her employment by us, attempt to hire any of our employees or financial advisors away from us. (Section 6)

         WHAT ARE THE RESTRICTIONS ON THE RESTRICTED STOCK?

         The shares of Restricted Stock issued to you will not be immediately transferable. The transfer restrictions will lapse as to one-third of your shares of Restricted Stock on each of the second, third and fourth anniversaries of the grant date of the shares of Restricted Stock. (Section 8)

         UNDER WHAT CIRCUMSTANCES WILL I FORFEIT THE RESTRICTED STOCK I RECEIVE IN THE EXCHANGE?

         Except with respect to some of our executive officers, the shares of Restricted Stock are not subject to forfeiture under any circumstances.

         WHEN WILL I RECEIVE MY RESTRICTED STOCK?

         The grant of the Restricted Stock will be effective as of the date this Offer expires, which will be March 14, 2003, unless we decide to extend this Offer. Your award of Restricted Stock will be evidenced by a Restricted Stock Award agreement between you and us, and you will not receive a stock certificate for the Restricted Stock. We expect to distribute the Restricted Stock Award agreements within approximately two weeks after the expiration of this Offer. Until the transfer restrictions on the Restricted Stock lapse, the Restricted Stock will be held in our custody. As the transfer restrictions lapse, and assuming you have signed the required Restricted Stock Award agreement and all necessary related documents, a certificate will be issued to you upon request. (Section 5)

         If you are one of our employees, in order to be issued Restricted Stock in connection with this Offer, you must either (a) provide us with cash payment of the applicable federal, state and local income and employment withholding taxes to which you become subject as a result of the issuance of Restricted Stock to you, or (b) pursuant to the Plan, elect to have us satisfy the applicable federal, state and local income and employment withholding tax obligations, in which case we will purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of the tax obligations. You must make your election in your letter of transmittal to either provide payment or have us satisfy the tax obligations by purchasing shares of your Restricted Stock, and if you do not make an election in your letter of transmittal, you will be deemed to have elected option (b) in the immediately preceding sentence. If you are a non-employee member of our board of directors or one of our consultants or financial advisors, you are solely responsible to the appropriate taxing authorities for payment of your tax obligations arising in connection with this Offer, but you may elect to have us purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of your applicable federal, state and local tax obligations, in which case we will deliver the proceeds from the purchase of the shares to you and you will be responsible for submitting these proceeds, along with any amounts owed as a result of employment withholding tax obligations, to the appropriate taxing authorities. (Section 13)

         WHAT HAPPENS IF, AFTER I TENDER MY OPTIONS, I CEASE TO BE AN EMPLOYEE, CONSULTANT, FINANCIAL ADVISOR OR BOARD MEMBER OF WADDELL & REED?

         If you cease to be our employee, consultant, financial advisor or board member for any reason prior to the expiration of this Offer, you will not receive a grant of Restricted Stock. However, if you cease to be our employee, consultant, financial advisor or board member for any reason prior to the expiration of this Offer, you may withdraw your tendered options and exercise them to the extent provided for in your option agreement(s). If you are our employee, consultant, financial advisor or board member upon the expiration of this Offer, once your tendered options have been accepted and cancelled by us, your shares of Restricted Stock will not, except for shares issued to some of our executive officers, be subject to forfeiture for any reason, even if you later cease to be our employee, consultant, financial advisor or board member, but the shares of Restricted Stock will remain subject to transfer restrictions.

         WHEN CAN I SELL MY SHARES OF RESTRICTED STOCK?

         The shares of Restricted Stock issued to you will not be immediately transferable. The transfer restrictions will lapse as to one-third of your shares of Restricted Stock on each of the second, third and fourth anniversaries of the grant date of the shares of Restricted Stock. Once the transfer restrictions on the shares of Restricted Stock have lapsed, those shares will be yours to transfer or sell as you desire, subject to applicable securities laws. (Section 8)

         WHAT DO I HAVE TO PAY TO GET RESTRICTED STOCK?

         You will not be required to pay for the shares of Restricted Stock granted to you. Your consideration for the shares of Restricted Stock will be in the form of Eligible Options that you tender, and, in some cases, the waiver of the "stock option restoration program" feature in the options not exchanged. In addition, each of our division and district managers will be required to enter into a non-solicitation agreement with us in order to participate in this Offer.

         You will recognize taxable income equal to the fair market value of your Restricted Stock in connection with the issuance of Restricted Stock to you. If you are one of our employees, in order to be issued your Restricted Stock in connection with this Offer, you must either (a) provide us with cash payment of the applicable federal, state and local income and employment withholding taxes to which you become subject as a result of the issuance of Restricted Stock to you, or (b) pursuant to the Plan, elect to have us satisfy the applicable federal, state and local income and employment withholding tax obligations, in which case we will purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of the tax obligations. You must make your election in your letter of transmittal to either provide payment or have us satisfy the tax obligations by purchasing shares of your Restricted Stock, and if you do not make an election in your letter of transmittal, you will be deemed to have elected option (b) in the immediately preceding sentence. If you are a non-employee member of our board of directors or one of our consultants or financial advisors, you are solely responsible to the appropriate taxing authorities for payment of your tax obligations arising in connection with this Offer, but you may elect to have us purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of your applicable federal, state and local tax obligations, in which case we will deliver the proceeds from the purchase of the shares to you and you will be responsible for submitting these proceeds, along with any amounts owed as a result of employment withholding tax obligations, to the appropriate taxing authorities. (Section 13)

         AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF THE RESTRICTED STOCK PRIOR TO THE LAPSING OF THE TRANSFER RESTRICTIONS?

         You will have dividend, voting and all other stockholder rights with respect to any Restricted Stock you receive in this Offer as of the date we issue the Restricted Stock to you, except that the Restricted Stock will be subject to transfer restrictions. The shares of Restricted Stock issued hereunder may not be transferred to any brokerage account or certificated until the transfer restrictions with respect to those shares have lapsed. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, you will not be eligible to participate in any dividend reinvestment plan with respect to any shares of Restricted Stock you receive in this Offer until the transfer restrictions with respect to those shares have lapsed. (Section 8)

         WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THIS OFFER?

         You will recognize taxable income equal to the fair market value of your Restricted Stock in connection with the issuance of Restricted Stock to you. If you are one of our employees, in order to be issued your Restricted Stock in connection with this Offer, you must either (a) provide us with cash payment of the applicable federal, state and local income and employment withholding taxes to which you become subject as a result of the issuance of Restricted Stock to you, or (b) pursuant to the Plan, elect to have us satisfy the applicable federal, state and local income and employment withholding tax obligations, in which case we will purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of the tax obligations. You must make your election in your letter of transmittal to either provide payment or have us satisfy the tax obligations by purchasing shares of your Restricted Stock, and if you do not make an election in your letter of transmittal, you will be deemed to have elected option (b) in the immediately preceding sentence. If you are a non-employee member of our board of directors or one of our consultants or financial advisors, you are solely responsible to the appropriate taxing authorities for payment of your tax obligations arising in connection with this Offer, but you may elect to have us purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of your applicable federal, state and local tax obligations, in which case we will deliver the proceeds from the purchase of the shares to you and you will be responsible for submitting these proceeds, along with any amounts owed as a result of employment withholding tax obligations, to the appropriate taxing authorities. We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you upon the issuance of Restricted Stock to you. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to this Offer. (Section 13)

         WHEN DOES THIS OFFER EXPIRE? CAN THIS OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         This Offer expires on March 14, 2003, at 11:59 p.m., Central Standard Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend this Offer at any time. If this Offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m., Central Standard Time, on the next business day following the previously scheduled expiration of the Offer period. (Section 14)

         HOW DO I TENDER MY OPTIONS?

         If you decide to tender your options, you must deliver, before 11:59 p.m., Central Standard Time, on March 14, 2003, a properly completed and duly executed Letter of Transmittal and any documents required by the Letter of Transmittal to Janae Hartl, Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202 (telephone: (913) 236-2391, facsimile: (913) 236-2379).

         If we extend this Offer beyond that time, you must deliver these documents before the extended expiration date of this Offer. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form, that we determine are unlawful to accept or that we decide to reject for any other reason. Otherwise, we intend to accept properly and timely tendered options that are not validly withdrawn. Upon expiration of this Offer (which will be March 14, 2003, at 11:59 p.m., Central Standard Time, unless we extend it), we will promptly decide to either accept or reject the tendered options. (Section 3)

         DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before 11:59 p.m., Central Standard Time, on March 14, 2003. If we extend this Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date of this Offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal (by mail, fax or other paper delivery method) with the required information while you still have the right to withdraw the tendered options. If you wish to withdraw your tendered options, you must withdraw all, and not just a portion of, your tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described in this Offer. (Section 4)

         WHAT HAPPENS TO MY ELIGIBLE OPTIONS IF I DO NOT ACCEPT THIS OFFER?

         If you do not accept this Offer, you will keep all of your Eligible Options and you will not receive any shares of Restricted Stock. The Eligible Options will retain their current exercise prices and vesting schedules until you exercise them or they expire by their terms.

         WILL THE RESTRICTED STOCK EVER EXPIRE?

         Shares of Restricted Stock do not need to be "exercised." Accordingly, unlike options, the Restricted Stock does not expire. As a result, you will own the Restricted Stock outright, and, after the transfer restrictions cease to apply, you will be free to transfer or sell your shares as you desire, subject to applicable securities laws.

         WHAT DO YOU THINK OF THIS OFFER?

         Although our board of directors has approved this Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender your options. (Section 2)

         TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THIS OFFER?

         For additional information or assistance, you should contact:

         William D. Howey, Jr.
         Waddell & Reed Financial, Inc.
         6300 Lamar Avenue
         Overland Park, Kansas  66202
         (telephone:  (913) 236-1902, facsimile:  (913) 236-1909)

RISKS OF PARTICIPATING IN THIS OFFER

         Participation in this Offer involves a number of potential risks. The amount of ordinary income that you recognize in connection with this Offer will equal the fair market value of the shares of our Class A Common Stock issued to you. If the trading price of our Class A Common Stock decreases after the date of issuance and your shares are subsequently sold, you may receive an amount from the sale of the shares of our Class A Common Stock that is less than your tax liability. In addition, each of our division and district managers will be required to enter into a non-solicitation agreement with us in order to participate in this Offer. These individuals should carefully assess the risks that entering into these agreements may pose to them. These risks and the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, highlight the material risks of participating in this Offer and of holding our Class A Common Stock. You should carefully consider these risks and are encouraged to speak with an investment, tax or legal advisor as necessary before deciding to participate in this Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, the Letter of Transmittal, our entire Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended, our entire Annual Report on Form 10-K for the fiscal year ended December 31, 2002, to be filed with the Securities and Exchange Commission (the "SEC") on or about March 14, 2003, and our entire Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002, and September 30, 2002, before deciding whether to participate in this Offer.

                                   THE OFFER

1.       NUMBER OF SHARES OF RESTRICTED STOCK; EXPIRATION DATE.

         Upon the terms and subject to the conditions of this Offer, we will exchange Restricted Stock to be issued under the Plan for all Eligible Options that are properly tendered and not validly withdrawn in accordance with section 4 before the "Expiration Date," as defined below. "Eligible Options" are any and all of the unexercised stock options (whether vested or unvested) that have an exercise price of $25.4375 or greater that are outstanding under the Plan, our 1998 Non-Employee Director Stock Option Plan, as amended, and our 1998 Executive Deferred Compensation Stock Option Plan, as amended and restated, and, as of the commencement date of this Offer and through the Expiration Date, are held by our employees, consultants, financial advisors or directors, other than Keith A. Tucker, our Chairman of the Board and Chief Executive Officer.

         The Restricted Stock will be subject to the Plan and a Restricted Stock Award agreement between you and us. You will recognize taxable income equal to the fair market value of your Restricted Stock in connection with the issuance of Restricted Stock to you. If you are one of our employees, in order to be issued Restricted Stock in connection with this Offer, you must either (a) provide us with cash payment of the applicable federal, state and local income and employment withholding taxes to which you become subject as a result of the issuance of Restricted Stock to you, or (b) pursuant to the Plan, elect to have us satisfy the applicable federal, state and local income and employment withholding tax obligations, in which case we will purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of the tax obligations. You must make your election in your letter of transmittal to either provide payment or have us satisfy the tax obligations by purchasing shares of your Restricted Stock, and if you do not make an election in your letter of transmittal, you will be deemed to have elected option (b) in the immediately preceding sentence. If you are a non-employee member of our board of directors or one of our consultants or financial advisors, you are solely responsible to the appropriate taxing authorities for payment of your tax obligations arising in connection with this Offer, but you may elect to have us purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of your applicable federal, state and local tax obligations, in which case we will deliver the proceeds from the purchase of the shares to you and you will be responsible for submitting these proceeds, along with any amounts owed as a result of employment withholding tax obligations, to the appropriate taxing authorities.

         The term "Expiration Date" means 11:59 p.m., Central Standard Time, on March 14, 2003 unless and until we, in our discretion, have extended the period of time during which this Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which this Offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend this Offer and section 6 for a description of conditions to this Offer.

2.       PURPOSE OF THIS OFFER.

         We are making this Offer for incentive purposes and to further our corporate goals. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class A Common Stock. We believe these options are not sufficiently effective in retaining and providing incentives to employees, consultants, financial advisors and board members. By making this Offer we intend to maximize stockholder value by creating better incentives for, and thus increasing retention of, our employees, consultants, financial advisors and board members.

         Except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we currently have no plans or proposals that relate to or would result in:

         (a) any extraordinary transaction, such as a merger, reorganization or liquidation involving us or any of our subsidiaries;

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

         (c) any material change in our present dividend policy or in our indebtedness or capitalization;

         (d)      any change in our present board of directors or management;

         (e)      any material changes in our corporate structure or business;

         (f) our Class A Common Stock being de-listed from a national securities exchange;

         (g) any class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

         (h) the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended;

         (i) the acquisition by any person of our securities or the disposition by any person of any of our securities, other than in connection with this Offer; or

         (j) any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of us.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR EXCHANGE, TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES.

3.       PROCEDURES FOR TENDERING OPTIONS.

         To validly tender your options pursuant to this Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute and deliver (by mail, fax or other paper delivery method) the Letter of Transmittal to Janae Hartl, Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202 (telephone: (913) 236-2391, facsimile: (913) 236-2379). We must receive all of the required documents before the Expiration Date.

         The method of delivery of all documents, including Letters of Transmittal, is at your own election, risk and cost. We will only accept paper delivery, and therefore delivery by e-mail will not be accepted. If a delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. If delivery is by fax, we recommend that you send the original documents to us. In all cases, you should allow sufficient time to ensure timely delivery.

         We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to Eligible Options or to be issued as Restricted Stock. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of this Offer, that we determine are not in appropriate form, that we determine are unlawful to accept or that we decide to reject for any other reason. Upon expiration of this Offer (which will be on March 14, 2003, at 11:59 p.m., Central Standard Time, unless we extend it), we will promptly decide to either accept or reject the tendered options. We also reserve the right to waive any of the conditions of this Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. If we waive a condition of this Offer as to one particular option holder, we will waive that condition for all option holders. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance for exchange of options tendered by you pursuant to this Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer, including the terms and conditions of the Restricted Stock Award agreement. You will be required to sign and deliver a Restricted Stock Award agreement governing the terms of your Restricted Stock after the expiration of this Offer and, if you are one of our employees, to satisfy the tax obligations arising hereunder in order to receive your Restricted Stock. If you are a division or district manager, you will be required to sign and deliver a Restricted Stock Award agreement containing a non-solicitation agreement between you and us in order to receive your Restricted Stock.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this section 4. You may withdraw your tendered options at any time before 11:59 p.m., Central Standard Time, on March 14, 2003. If we extend this Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this Offer. In addition, if we have not accepted your tendered options for exchange by 11:59 p.m., Central Standard Time, on March 14, 2003, you may withdraw your tendered options at any time after March 14, 2003, until they are accepted and cancelled.

         To validly withdraw tendered options, you must deliver to Janae Hartl, Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202 (telephone: (913) 236-2391, facsimile: (913) 236-2379) a written notice of withdrawal (by mail, fax or other paper delivery method) with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn and clearly state that the option holder desires to withdraw his or her options from this Offer. If you wish to withdraw your tendered options, you must withdraw all, and not just a portion of, your tendered options. The notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of this Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in section 3 above.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK.

         If you accept this Offer with respect to any Eligible Option, you must exchange all of your Eligible Options. You may not exchange only a portion of your Eligible Options. However, you are not required to exchange any of your Eligible Options.

         The scheduled expiration date of this Offer is March 14, 2003, and we expect to accept and cancel all properly tendered options on that date, unless we extend this Offer. The grant of the Restricted Stock will be effective as of the date this Offer expires, which will be March 14, 2003, unless this Offer is extended. Your award of Restricted Stock will be evidenced by a Restricted Stock Award agreement between you and us, and you will not receive a stock certificate for the Restricted Stock. We expect to distribute the Restricted Stock Award agreements within approximately two weeks after the expiration of this Offer. Until the transfer restrictions on the Restricted Stock lapse, the Restricted Stock will be held in our custody. As the transfer restrictions lapse, and assuming you have signed the required Restricted Stock Award agreement and all necessary related documents, a certificate will be issued to you upon request.

         If you are one of our employees, in order to be issued Restricted Stock in connection with this Offer, you must either (a) provide us with cash payment of the applicable federal, state and local income and employment withholding taxes to which you become subject as a result of the issuance of Restricted Stock to you, or (b) pursuant to the Plan, elect to have us satisfy the applicable federal, state and local income and employment withholding tax obligations, in which case we will purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of the tax obligations. You must make your election in your letter of transmittal to either provide payment or have us satisfy the tax obligations by purchasing shares of your Restricted Stock, and if you do not make an election in your letter of transmittal, you will be deemed to have elected option (b) in the immediately preceding sentence. If you are a non-employee member of our board of directors or one of our consultants or financial advisors, you are solely responsible to the appropriate taxing authorities for payment of your tax obligations arising in connection with this Offer, but you may elect to have us purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of your applicable federal, state and local tax obligations, in which case we will deliver the proceeds from the purchase of the shares to you and you will be responsible for submitting these proceeds, along with any amounts owed as a result of employment withholding tax obligations, to the appropriate taxing authorities.

6.       CONDITIONS OF THIS OFFER.

         Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered to us, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act (which rule requires that we either issue shares of Restricted Stock or return the tendered options promptly after termination or withdrawal of this Offer), if at any time on or after February 12, 2003 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred:

         (a) there will have been threatened or instituted or be pending any action or proceeding by any government agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the tendered options pursuant to this Offer, the issuance of Restricted Stock, or otherwise relates in any manner to this Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of this Offer to us;

         (b) there will have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, enacted, amended or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or issuance of Restricted Stock for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of this Offer;

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue Restricted Stock for, some or all of the tendered options;

                  (3) materially impair the benefits we hope to receive as a result of this Offer; or

                  (4) materially or adversely affect our business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of this Offer to us;

         (c) there will have occurred any change in generally accepted accounting principles or interpretations thereof which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for this Offer; or

                  (d) any circumstances, changes or events will have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock price or ownership that, in our reasonable judgment, are or may be material to us.

         In addition, as a condition to exchanging your Eligible Options you must waive the "stock option restoration program" provision contemplated in
Section 5(n) of the Plan and in the applicable stock option agreement(s) with respect to your options that are not Eligible Options. The "stock option restoration program" feature of the options provides that, if payment on exercise of an option is made in the form of our Class A Common Stock, and the exercise occurs on or about August 1 of a given year, an additional option will automatically be granted to the option holder as of the date of exercise having an exercise price equal to the fair market value of the stock on the date of exercise of the prior option and covering a number of shares of our Class A Common Stock equal to the number of shares of stock used to pay the exercise price of the option plus the number of shares of Class A Common Stock, if any, withheld or sold to cover the statutory minimum income and employment taxes on such exercise. The waiver of this feature is a condition to exchanging Eligible Options because this feature has negative accounting consequences for us.

         Further, as a condition to exchanging any Eligible Options, our division and district managers must execute a Restricted Stock Award agreement that contains a non-solicitation agreement in the form provided with this Offer to Exchange. The non-solicitation agreement will provide that each of our division and district managers will not, while employed by us and for a period of two years after the end of his or her employment by us, attempt to hire any of our employees or financial advisors away from us.

         The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this Offer. Once we waive a condition, we will not reassert that waived condition. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7.       PRICE RANGE OF CLASS A COMMON STOCK

         There is no established trading market for stock options granted under the Plan.

         Our common stock is traded on the New York Stock Exchange under the symbol "WDR." The following table shows, for the periods indicated, the high and low sales prices per share of our Class A Common Stock as reported by the New York Stock Exchange.


                      QUARTER ENDED                              HIGH                     LOW
     ------------------------------------------------    ---------------------    --------------------

     Fiscal Year 2001
          First Quarter                                         $36.01                   $27.00
          Second Quarter                                        $34.50                   $24.71
          Third Quarter                                         $33.89                   $24.03
          Fourth Quarter                                        $32.20                   $24.31
     Fiscal Year 2002
          First Quarter                                         $32.69                   $29.76
          Second Quarter                                        $30.18                   $21.75
          Third Quarter                                         $22.69                   $16.30
          Fourth Quarter                                        $20.91                   $15.43
     Fiscal Year 2003
          First Quarter (through February 11, 2003)             $21.11                   $16.83

         On February 11, 2003, the last reported sale price during regular trading hours of our Class A Common Stock, as reported by the New York Stock Exchange, was $16.83.

         The trading price of our Class A Common Stock has fluctuated widely in the past, and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and these fluctuations have often been unrelated or disproportionate to the operating performance of these companies. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS A COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK.

         CONSIDERATION. The Restricted Stock to be issued in exchange for Eligible Options properly tendered and accepted for exchange and cancellation by us will be issued under the Plan.

         For each Eligible Option that you exchange, you will receive a number of shares of Restricted Stock that is dependent upon the exercise price of the option being exchanged as determined based on the following table:


                                                       NUMBER OF SHARES OF
                                                     RESTRICTED STOCK TO BE
EXERCISE PRICE OF ELIGIBLE OPTION             ISSUED PER SHARE SUBJECT TO OPTION
---------------------------------             ----------------------------------
        $25.4375                                             .2264
        $25.8700                                             .2591
        $26.7600                                             .2436
        $29.4600                                             .2113
        $29.6250                                             .2030
        $30.9600                                             .2053
        $31.1400                                             .2150
        $31.3000                                             .1977
        $31.6700                                             .2110
        $32.5000                                             .1832
        $32.6900                                             .2058
        $32.8100                                             .1955
        $33.5630                                             .1699
        $33.9380                                             .1747
        $34.1875                                             .1707

         We will not issue any fractional shares of Restricted Stock in connection with this Offer. We will round down to the nearest whole share of Restricted Stock in determining the number of shares to be issued to each option holder.

         In addition, as a condition to exchanging your Eligible Options you must waive the "stock option restoration program" provision contemplated in
Section 5(n) of the Plan with respect to your options that are not Eligible Options. The "stock option restoration program" feature of the options is set forth in Section 5(n) of the Plan and in the applicable stock option agreement(s) and provides that, if payment on exercise of an option is made in the form of our Class A Common Stock, and the exercise occurs on or about August 1 of a given year, an additional option will automatically be granted to the option holder as of the date of exercise having an exercise price equal to the fair market value of the stock on the date of exercise of the prior option and covering a number of shares of our Class A Common Stock equal to the number of shares of stock used to pay the exercise price of the option plus the number of shares of Class A Common Stock, if any, withheld or sold to cover the statutory minimum income and employment taxes on such exercise. The waiver of this feature is a condition to exchanging Eligible Options because this feature has negative accounting consequences for us.

         Further, as a condition to exchanging any Eligible Options, our division and district managers must execute a Restricted Stock Award agreement that contains a non-solicitation agreement in the form provided with this Offer to Exchange. The non-solicitation agreement will provide that each of our division and district managers will not, while employed by us and for a period of two years after the end of his or her employment by us, attempt to hire any of our employees or financial advisors away from us.

         If we receive and accept tenders of all Eligible Options, we will issue approximately 1,656,194 shares of Restricted Stock. If all Eligible Options are properly tendered and accepted and cancelled, the shares of Restricted Stock to be issued will equal approximately 2.01% of the total shares of our Class A Common Stock outstanding following that issuance. Shares of Class A Common Stock subject to all tendered Eligible Options that are accepted and cancelled will, after such cancellation, be available for re-grant and issuance under the Plan and may provide some of the necessary shares reserved under the Plan in order to issue shares of Restricted Stock that are part of this Offer.

         TERMS OF RESTRICTED STOCK. The following description of the terms of the Restricted Stock is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the Plan and the applicable Restricted Stock Award agreement. Complete information about the Plan and the Restricted Stock Award agreement is included in the Plan and the forms of Restricted Stock Award agreement provided to you with this Offer to Exchange. The Plan has been filed as Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000, and the first and second amendments to the Plan were filed as Exhibits (d)(2) and (d)(3), respectively, to our Schedule TO filed with the SEC on February 12, 2003.

         To receive a copy of the Plan and the amendments to the Plan, please contact us as follows: Nicole McIntosh, Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202 (telephone: (913) 236-1880, facsimile:
(913) 236-2017). We will promptly furnish you with a copy of the Plan and the amendments to the Plan at our expense.

         The Restricted Stock will have dividend, voting, and all other stockholder rights, except that the Restricted Stock will be subject to transfer restrictions. You will not be able to participate in any dividend reinvestment plan with respect to any shares of Restricted Stock you receive in this Offer until the transfer restrictions with respect to those shares have lapsed. The Restricted Stock will be evidenced by a Restricted Stock Award agreement between us and each option holder whose tendered options in this Offer are accepted and cancelled. We expect to distribute the Restricted Stock Award agreements within approximately two weeks after the expiration of this Offer. The Restricted Stock Award agreement will contain the transfer restrictions applicable to the Restricted Stock to be issued to each such option holder. Each division and district manager must execute a Restricted Stock Award agreement containing a non-solicitation agreement between the manager and us. The non-solicitation agreement will provide that each of our division and district managers will not, while employed by us and for a period of two years after the end of his or her employment by us, attempt to hire any of our employees or financial advisors away from us.

         The transfer restrictions will lapse as to one-third of your shares of Restricted Stock on each of the second, third and fourth anniversaries of the grant date of the shares of Restricted Stock. If you are an employee, consultant or financial advisor and your employment, consulting or financial advisory relationship with us terminates as a result of your normal retirement, death or disability, then the transfer restrictions with respect to the Restricted Stock that have not lapsed will immediately expire and all of your shares of Restricted Stock will be freely transferable. If your employment, consulting or financial advisory relationship with us terminates for a reason other than your normal retirement, death, or disability, then the transfer restrictions on those shares of Restricted Stock for which the restrictions have not previously expired will continue in existence and expire according to schedule. If you are a member of our board of directors and your position as a director is terminated for any reason, including your death, then those shares of Restricted Stock for which the restrictions have not lapsed as of the date of termination will lapse and the shares will become freely transferable.

         Some of our executive officers will be able to participate in this Offer only if (a) we achieve financial goals set by our compensation committee and (b) our stockholders approve an amendment to the Plan allowing the compensation committee to grant awards based on achievement of performance goals.

         Awards of Restricted Stock under the Plan may be made to certain employees, consultants and financial advisors of us and our subsidiaries and members of our board of directors. As of February 11, 2003, 30 million shares of our Class A Common Stock were reserved for issuance under the Plan.

9.       INFORMATION CONCERNING WADDELL & REED FINANCIAL, INC.

         GENERAL. We are one of the oldest mutual fund complexes in the United States. We are incorporated in Delaware. Our principal executive offices are located at 6300 Lamar Avenue, Overland Park, Kansas 66202, and our telephone number is (913) 236-2000.

         FINANCIAL INFORMATION. The Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer incorporates certain financial information about us included in our annual report on Form 10-K for the fiscal year ended December 31, 2001 and our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2002, each of which has been filed with the SEC. Because you may be interested in reviewing this information, copies of these reports have been included with this document in the package we delivered to you. Please see section 16 below for more information on how to obtain additional copies of these filings or our other SEC filings.

         Our book value per share as of December 31, 2002 was $1.85 (determined by dividing total stockholders' equity by the total number of shares of Class A Common Stock outstanding as of December 31, 2002).

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of February 11, 2003, our directors and executive officers as a group beneficially owned options to purchase a total of 7,175,826 shares of our Class A Common Stock, which represented approximately 42% of the shares subject to all options outstanding as of that date. The following directors and executive officers have Eligible Options:
Thomas W. Butch; Robert L. Hechler; Henry J. Herrmann; Dennis E. Logue; James
M. Raines; Ronald C. Reimer; William L. Rogers; Daniel C. Schulte; Michael D. Strohm; John E. Sundeen, Jr.; Jerry W. Walton; and Robert J. Williams. Based on discussions with each of these individuals, we anticipate that each will exchange all of his Eligible Options for shares of Restricted Stock pursuant to this Offer. Keith A. Tucker is not eligible to participate in this Offer.

         Neither we nor any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, engaged in transactions involving options to purchase our Class A Common Stock during the 60 days prior to this Offer.

         Our directors and executive officers beneficially owned the following Eligible Options as of February 11, 2003:

                                                     NUMBER OF SHARES SUBJECT TO
NAME OF BENEFICIAL OWNER                                    ELIGIBLE OPTIONS
------------------------                             ---------------------------
  Thomas W. Butch                                                 123,478
  Robert L. Hechler                                               733,395
  Henry J. Herrmann                                             1,072,940
  Alan W. Kosloff                                                       0
  Dennis E. Logue                                                  25,038
  James M. Raines                                                  25,017
  Ronald C. Reimer                                                 29,074
  William L. Rogers                                                31,917
  Daniel C. Schulte                                                71,594
  Michael D. Strohm                                               141,729
  John E. Sundeen, Jr.                                            209,859
  Keith A. Tucker                                                       0
  Jerry W. Walton                                                  50,801
  Robert J. Williams, Jr.                                         178,169
                                                               ----------
  All Directors and Executive Officers as a group
     (14 persons)                                               2,693,011

11. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

         All tendered options that are accepted for exchange will be cancelled. All shares subject to options that are accepted and cancelled will be available, after such cancellation, for re-grant or issuance under the Plan, and may fund part of the share reserve under the Plan necessary to issue shares of Restricted Stock that is part of this Offer.

         We will recognize compensation expense for the replacement of fixed stock option awards with Restricted Stock. The compensation cost is measured as the quoted market price of the stock on the measurement date.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appear to be material to our business and that might be adversely affected by our exchange of options and our grant of Restricted Stock as contemplated by this Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our Restricted Stock as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept tendered options for exchange and cancellation and to issue Restricted Stock for tendered options is subject to conditions, including the conditions described in section 6 above.

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to this Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss any taxes other than United States federal income taxes nor does it discuss all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances. This summary is not intended to be applicable in all respects to all categories of option holders.

         ISSUANCE OF RESTRICTED STOCK. You will recognize taxable income upon the issuance of Restricted Stock to you.

         The amount of such taxable income will equal the fair market value of your Restricted Stock. If you are one of our employees, in order to be issued Restricted Stock in connection with this Offer, you must either (a) provide us with cash payment of the applicable federal, state and local income and employment withholding taxes to which you become subject as a result of the issuance of Restricted Stock to you, or (b) pursuant to the Plan, elect to have us satisfy the applicable federal, state and local income and employment withholding tax obligations, in which case we will purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of the tax obligations. You must make your election in your letter of transmittal to either provide payment or have us satisfy the tax obligations by purchasing shares of your Restricted Stock, and if you do not make an election in your letter of transmittal, you will be deemed to have elected option (b) in the immediately preceding sentence. If you are a non-employee member of our board of directors or one of our consultants or financial advisors, you are solely responsible to the appropriate taxing authorities for payment of your tax obligations arising in connection with this Offer, but you may elect to have us purchase from you a number of shares of the Restricted Stock issued to you in connection with this Offer having a market value, as of the date of the issuance of the shares, equal to the amount of your applicable federal, state and local tax obligations, in which case we will deliver the proceeds from the purchase of the shares to you and you will be responsible for submitting these proceeds, along with any amounts owed as a result of employment withholding tax obligations, to the appropriate taxing authorities.

         We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you in connection with the issuance of your Restricted Stock.

         SUBSEQUENT SALE OF RESTRICTED STOCK. Upon a sale or other taxable disposition of the Restricted Stock, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less the fair market value of those shares at the time you recognized taxable income with respect to those shares. The fair market value of the shares is unknown as of the date of this Offer because the fair market value will not be set until the shares are issued. A capital loss will result to the extent the amount realized upon such sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one year prior to the sale.

         The capital gain holding period for shares of Restricted Stock will start at the time the shares of Restricted Stock are issued to you.

         We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this Offer. Additionally, if you choose not to exchange your Eligible Options, we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options that you do not exchange and to the subsequent sale of the Class A Common Stock purchased under those options.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 above has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open and thereby delay the acceptance for exchange and cancellation of any options by giving oral or written notice of such extension to the option holders.

         We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend this Offer and to postpone our acceptance and cancellation of any tendered options upon the occurrence of any of the conditions specified in section 6 above, by giving oral or written notice of such termination or postponement to the option holders. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires us to pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with Rule 13e-4(f), we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 above has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

         Amendments to this Offer may be made at any time and from time to time by providing appropriate notice of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Central Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any notice made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change, such as a press release.

         If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of this Offer or information concerning this Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

         (a) if we increase or decrease the amount of consideration offered for the options; or

         (b) if we increase or decrease the number of options eligible to be tendered in this Offer.

         If this Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 14, we will extend this Offer so that the Offer is open at least ten business days following the publication, sending or giving of notice.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

16.      ADDITIONAL INFORMATION.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to this Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO or the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

         (a) our annual report on Form 10-K, as amended, for our fiscal year ended December 31, 2001, filed with the SEC on March 12, 2002;

         (b) our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, 2002, June 30, 2002, and September 30, 2002, filed with the SEC on May 10, 2002, August 14, 2002, and November 14, 2002, respectively;

         (c) the description of our Class A Common Stock included in our registration statement on Form S-1, which was filed with the SEC on January 2, 1998, including any amendments or reports we file for the purpose of updating that description; and

         (d)  our  registration  statement  on Form S-8 (File No.
333-44528),  filed with the SEC on  July 29, 2002.

         The SEC file number for the filings referenced in paragraph (a) above is 333-43687. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov. Our common stock trades on the New York Stock Exchange under the symbol "WDR."

         We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

         Nicole McIntosh
         Waddell & Reed Financial, Inc.
         6300 Lamar Avenue
         Overland Park, Kansas 66202
         (telephone: (913) 236-1880, facsimile: (913) 236-2017)

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Waddell & Reed Financial, Inc. should be read together with the information contained in the documents to which we have referred you.

17.      MISCELLANEOUS.

         This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to our company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents that we have filed with the SEC, including our annual report on Form 10-K filed on March 12, 2002, as amended, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

         We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to this Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations contained in this document or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                   SCHEDULE A

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                       WADDELL & REED FINANCIAL, INC.

         The directors and executive officers of Waddell & Reed Financial, Inc. and their positions and offices as of February 11, 2003, are set forth in the following table:

                           NAME                                         POSITION AND OFFICES HELD
         -----------------------------------------    --------------------------------------------------------------
         Thomas W. Butch                              Senior Vice President and Chief Marketing Officer
         Robert L. Hechler                            Director
         Henry J. Herrmann                            President, Chief Investment Officer and Director
         Alan W. Kosloff                              Director
         Dennis E. Logue                              Director
         James M. Raines                              Director
         Ronald C. Reimer                             Director
         William L. Rogers                            Director
         Daniel C. Schulte                            Secretary
         Michael D. Strohm                            Senior Vice President and Chief Operations Officer
         John E. Sundeen, Jr.                         Senior Vice President, Chief Financial Officer and Treasurer
         Keith A. Tucker                              Chairman of the Board, Chief Executive Officer and Director
         Jerry W. Walton                              Director
         Robert J. Williams, Jr.                      Senior Vice President and National Sales Manager


         The address of each director and executive officer is c/o Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202.


                                      A-1